EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of GelTech Solutions, Inc. on Form S-8 (333-191503) filed on October 1, 2013 and the Registration Statement of GelTech Solutions, Inc. on Form S-1/A (333-207287) filed on April 5, 2017 of our report dated March 26, 2018 on the consolidated financial statements of GelTech Solutions, Inc. and Subsidiaries, as of December 31, 2017 and 2016 and for the each of the two years in the period ended December 31, 2017.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 26, 2018